Exhibit 16.1

April 8, 2008

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Acro Inc. (hereinafter – “the Company”) and, under the date of March 13, 2008, we reported on the consolidated financial statements of the Company as of December 31, 2007 and 2006, and for each of the years in the two-year period ended December 31, 2007 and for the cumulative period from May 22, 2002 (date of inception) to December 31, 2007. On April 7, 2008, we were terminated as the independent registered public accounting firm for the Company. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated April 8, 2008, and we agree with such statements except that we are not in a position to agree or disagree with the Company’s statement that the termination was approved unanimously by the Company’s audit committee and board of directors, and except that we are not in a position to agree or disagree with the Company’s statement that it engaged Deloitte Brightman Almagor & Co. (“Deloitte”) as its independent registered public accounting firm and that the Company had not consulted with Deloitte regarding the application of accounting principles to any contemplated or completed transactions or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither written nor oral advice was provided that would be an important factor considered by the Company in reaching a decision as to accounting, auditing or financial reporting issues.

Very truly yours,

Somekh Chaikin
Certified Public Accountants (Isr.)
Member Firm of KPMG International